AGREEMENT BETWEEN LITHIUM EXPLORAITON GROUP, INC.
AND HAGEN INVESTMENTS LTD.

     This Agreement is dated as of January 3, 2014 between Lithium Exploration Group, Inc., a Nevada corporation (the “Company”), and JDF Capital Inc. (“Holder”).

     WHEREAS, the Company and the Holder as assignee are parties to the Securities Purchase Agreement, dated March 28, 2012 as amended by amendment agreements dated May 15, 2012 and September 17, 2012, respectively(the “March 28, 2012 Securities Purchase Agreement);

     WHEREAS, pursuant to the March 28, 2012 Securities Purchase Agreement, the Company issued to the Holder a Senior Convertible Debenture dated May 15, 2012 (the “May 15, 2012 Debenture”), due December 28, 2012 having an original principal balance of $1,680,000;

     WHEREAS, as at the date of this Agreement an aggregate principal amount of $298,674.25 remains payable to the Holder pursuant to the May 15, 2012 Debenture;

     WHEREAS, the Company and the Holder have determined that it is in their mutual best interest to reduce the conversion price of the May 15, 2012 Debenture (as amended);

     WHEREAS, the Company and the Holder are parties to the Securities Purchase Agreement, dated March 1, 2013 pursuant to which the Company has issued to the Holder a secured convertible promissory note in an aggregate principal amount of $672,000 (the “March 1, 2013 Debenture”);

     WHEREAS, by Assignment Agreement dated October 31, 2013 by and among the Company, the Holder and Blu Citi LLC, the Holder has assigned to Blu Citi LLC $150,000 of its right and interest in the note;

     WHEREAS, the Company and the Holder are parties to the Securities Purchase Agreement, dated September 16, 2013 pursuant to which the Company has issued to the Holder the following secured convertible promissory notes: (i) a secured convertible promissory note dated September 16, 2013 in an aggregate principal amount of $306,250 (the “September 16, 2013 Debenture”);and (ii) a secured convertible promissory note dated October 15, 2013 in an aggregate principal amount of $306,250 (the “October 15, 2013 Debenture”);

     WHEREAS, as at the date of this Agreement an aggregate principal amount of $1,134,500 (the “Convertible Debt”) is payable to the Holder pursuant to the March 1, 2013 Debenture, the September 16, 2013 Debenture, and the October 15, 2013 Debenture; and

     WHEREAS, the Company wishes, and the Holder has agreed, to extinguish the Convertible Debt in consideration of (i) the issuance to the Holder of preferred shares in the capital stock of the Company; and (ii) the reduction of the exercise price of the May 15, 2012 Debenture.

     NOW, THEREFORE, in consideration of the mutual covenants contained in this Amendment, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the undersigned agree as follows:

1.	Amendment of May 15, 2012 Debenture.
(a)

Section 4b) of the May 15, 2012 Debenture is hereby deleted and replaced with the following: 4 b) Conversion Price. The Conversion Price shall mean the lesser of (i) seventy percent (70%) of the lowest reported sale price of the Common Stock for the twenty trading days immediately prior to the Conversion Date, or (ii) $0.20. In the event there shall be a Public Information Failure, and such failure shall cause Rule 144 to be unavailable for the resale of Common Stock issuable upon conversion of this Debenture in the reasonable opinion of counsel for the Holder, the Conversion Price set forth herein shall be reduced an additional ten percent (10%) of the lowest reported sale price of the Common Stock for the ten trading days immediately prior to the Conversion Date, for each such Public Information Failure. For purposes of clarity, it is understood that if there shall be a Public Information Failure which is cured and then repeated once, the Conversion Price shall be reduced an additional twenty percent (20%) of the lowest reported sale price of the Common Stock for the ten trading days immediately prior to the Conversion Date The Conversion Price may be adjusted pursuant to the other terms of this Debenture.

(b)	Section 5 b) (Subsequent Equity Sales) and Section 5 c) (Subsequent Rights Offerings) of the May 15, 2012 Debenture are hereby deleted in their entirety.

2.	Entire Agreement. Except as previously amended and amended by this Agreement, the May 15, 2012 Debenture remains in force and effect.

3.

Settlement of Convertible Debt. In full consideration of the Convertible Debt, the Holder agrees to accept and the Company agrees to issue to the Holder 1,134,500 Series B Preferred Shares of the Company which shall have the rights and attributes set out in the certificate of designation attached hereto as Schedule “A”.

4.

Release. The Holder hereby agrees that upon delivery of the Series B Preferred Shares by the Company in accordance with the provisions of this Agreement, the Convertible Debt will be fully satisfied and extinguished, and the Holder will remise, release and forever discharge the Company and its respective directors, officers, employees, successors, solicitors, agents and assigns from any and all obligations relating to the Convertible Debt.

5.

Public Announcement. The Company shall, within four business days of the date hereof, file with the Securities and Exchange Commission, a Current Report on Form 8-K disclosing the material terms of this Agreement.

6.

Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Holder or in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

7.

Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflicts of law thereof.

8.	Execution. This Agreement may be executed in counterparts that, together, shall have the same effect as if all parties signed this Agreement on the same signature page.

9.

Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement t to be duly executed by their respective authorized signatories as of the date first indicated above.

Lithium Exploration Group, Inc.	JDF Capital Inc.

/s/ Alex Walsh	/s/ John Fierro
Name: Alex Walsh	Name: John Fierro
Title: President	Title: President